Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of CSR plc and subsidiaries and the effectiveness of CSR plc’s internal control over financial reporting dated 20 February 2013, appearing in the Annual Report on Form 20-F for the fiscal year ended 28 December 2012.

/s/ Deloitte LLP

London, United Kingdom

7 May 2013